Exhibit 99.1

Verso Paper Corp.
6775 Lenox Center Court
Suite 400
Memphis, TN 38115-4436
For details, contact:
Robert P. Mundy
Senior Vice President and
Chief Financial Officer
T 901-369-4128
robert.mundy@versopaper.com www.versopaper.com

FOR IMMEDIATE RELEASE

VERSO PAPER CORP. ANNOUNCES AMENDMENTS TO

EXCHANGE OFFER AND CONSENT SOLICITATION

MEMPHIS, Tenn. (April 11, 2012) – Verso Paper Corp. (NYSE: VRS) announced today that it has amended certain terms of its previously announced exchange offer and consent solicitation of two of its subsidiaries, Verso Paper Holdings LLC and Verso Paper Inc. (together, the “Issuers”), with respect to their second priority senior secured floating rate notes due 2014 (the “Old Notes”).

Initially, only those holders that validly tendered their Old Notes prior to the previously scheduled early tender date of 5:00 p.m., New York City time, on April 10, 2012, were entitled to receive the total consideration of $1,000 in principal amount of new 9.75% Secured Notes due 2019 (the “New Notes”) per $1,000 in principal amount of Old Notes tendered, which includes an early tender payment of $50 per $1,000 in principal amount of Old Notes tendered (the “Total Consideration”). The Issuers have now determined that all holders that validly tender their Old Notes prior to 11:59 p.m., New York City time, on April 24, 2012, which is the expiration date of the exchange offer and consent solicitation, will be entitled to receive the Total Consideration. Tendered Old Notes may no longer be withdrawn, except to the extent that the Issuers are required by law to provide additional withdrawal rights.

In addition, the Issuers are amending the terms of the exchange offer and consent solicitation by waiving the condition requiring receipt of tenders (and associated consents) from holders of more than 50% of the outstanding Old Notes.

Except as set forth herein, the complete terms and conditions of the exchange offer and consent solicitation for the Old Notes remain the same as set forth and detailed in the Issuers’ confidential offering memorandum and consent solicitation statement dated as of March 28, 2012, and the related consent and letter of transmittal (the “Exchange Offer Documents”), copies of which were previously distributed to eligible holders of the Old Notes.

Except as set forth herein, all of the other conditions set forth in the Exchange Offer Documents remain unchanged. If any of the conditions is not satisfied, the Issuers may terminate the exchange offer and consent solicitation and return tendered Old Notes not previously accepted. The Issuers have the right to waive any of the foregoing conditions with respect to the Old Notes. In addition, the Issuers have the right, in their sole discretion, to terminate the exchange offer and consent solicitation at any time, subject to applicable law.

This announcement shall not constitute an offer to purchase or a solicitation of an offer to sell any securities. The complete terms and conditions of the exchange offer and consent solicitation are set forth in the Exchange Offer Documents that were sent to eligible holders of the Old Notes, as amended to the extent described in this news release. The exchange offer and consent solicitation is being made only through, and subject to the terms and conditions set forth in, the Exchange Offer Documents (as amended to the extent described in this news release) and related materials.

The New Notes are being offered in the U.S. only to (1) qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933 (the “Securities Act”) and (2) “accredited investors” as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act, and outside the United States only to non-U.S. investors pursuant to Regulation S. The New Notes will not initially be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent an effective registration statement or an applicable exemption from registration requirements or in a transaction that is not subject to the registration requirements of the Securities Act or any state securities laws.

Global Bondholder Services Corporation is acting as the Information Agent for the exchange offer and consent solicitation. Requests for the Exchange Offer Documents may be directed to Global Bondholder Services Corporation at (212) 430-3774 (for brokers and banks) or (866) 470-3700 (for all others).

Neither the Issuers’ boards of directors nor any other person makes any recommendation as to whether holders of Old Notes should tender their Old Notes, and no one has been authorized to make such a recommendation. Holders of Old Notes must make their own decisions as to whether to tender their Old Notes, and if they decide to do so, the principal amount of the Old Notes to tender. Holders of the Old Notes should read carefully the Exchange Offer Documents and related materials before any decision is made with respect to the exchange offer and consent solicitation.

About Verso

Based in Memphis, Tennessee, Verso Paper Corp. (“Verso”) is a leading North American producer of coated papers, including coated groundwood and coated freesheet, and specialty products. Verso’s paper products are used primarily in media and marketing applications, including magazines, catalogs and commercial printing applications such as high-end advertising brochures, annual reports and direct-mail advertising.

Forward-Looking Statements

In this news release, all statements that are not purely historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may be identified by the words “believe,” “expect,” “anticipate,” “project,” “plan,” “estimate,” “intend” and similar expressions. Forward-looking statements are based on currently available business, economic, financial and other information and reflect management’s current beliefs, expectations and views with respect to future developments and their potential effects on Verso. Actual results could vary materially depending on risks and uncertainties that may affect Verso and its business. For a discussion of such risks and uncertainties, please refer to Verso’s filings with the Securities and Exchange Commission. Verso assumes no obligation to update any forward-looking statement made in this news release to reflect subsequent events or circumstances or actual outcomes.

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